                                                                    EXHIBIT 99.1

R. J. REYNOLDS CAPITAL
INVESTMENT PLAN

INDEPENDENT AUDITORS' REPORT

FINANCIAL STATEMENTS
Years Ended December 30, 2000 and 1999

R. J. REYNOLDS CAPITAL INVESTMENT PLAN


TABLE OF CONTENTS


                                                                                                               PAGE
INDEPENDENT AUDITORS' REPORT                                                                                      1

FINANCIAL STATEMENTS:
   Statements of Net Assets Available for Benefits as of December 30, 2000 and 1999                               2
   Statements of Changes in Net Assets Available for Benefits for the Years Ended December 30,
     2000 and 1999                                                                                                3
   Notes to Financial Statements                                                                               4-10



NOTE: The accompanying financial statements have been prepared for the purpose of filing with the Department of Labor Form 5500. Supplemental schedules as required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because of the absence of the conditions under which they are required.

INDEPENDENT AUDITORS' REPORT


RJR Employee Benefits Committee:

We have audited the accompanying statements of net assets available for benefits of the R. J. Reynolds Capital Investment Plan, referred to as the Plan, as of December 30, 2000 and 1999, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 30, 2000 and 1999, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

May 25, 2001

R. J. REYNOLDS CAPITAL INVESTMENT PLAN


STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 30, 2000 AND 1999

                                                                              2000                  1999
ASSETS:
  Investments, at fair market value - plan interest in Master
    Trust (notes 1, 2 and 3)                                             $1,120,387,521        $1,229,937,455
                                                                         --------------        --------------
  Receivables:
    Investment income                                                           652,452             9,078,445
    Due from broker for sale of investments                                     278,754             5,219,010
                                                                         --------------        --------------
           Total receivables                                                    931,206            14,297,455
                                                                         --------------        --------------

           Total assets                                                   1,121,318,727         1,244,234,910
                                                                         --------------        --------------

LIABILITIES:
  Due to broker for purchase of investments                                          --               730,589
  Accrued administrative expenses                                               412,656                    --
  Overdraft                                                                     224,982                    --
                                                                         --------------        --------------

           Total liabilities                                                    637,638               730,589
                                                                         --------------        --------------

NET ASSETS AVAILABLE FOR BENEFITS                                        $1,120,681,089        $1,243,504,321
                                                                         ==============        ==============


See notes to financial statements.

R. J. REYNOLDS CAPITAL INVESTMENT PLAN


STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED DECEMBER 30, 2000 AND 1999

                                                                           2000                  1999
ADDITIONS:
  Investment income (loss) - plan interest in Master Trust
    (notes 1, 2, 3 and 4)                                            $   (11,896,525)        $   187,480,495
                                                                     ---------------         ---------------
  Contributions:
    Employer's                                                            11,700,841              40,050,474
    Participants'                                                         35,722,242              60,644,807
                                                                     ---------------         ---------------
           Total contributions                                            47,423,083             100,695,281
                                                                     ---------------         ---------------
  Allocation of shares of preferred stock of Nabisco Group
    Holdings Corp., at fair value (notes 1 and 4)                                 --              34,275,056
                                                                     ---------------         ---------------

           Total additions                                                35,526,558             322,450,832
                                                                     ---------------         ---------------

DEDUCTIONS:
  Benefits paid to participants                                          154,253,884             178,413,549
  Administrative expenses                                                  1,937,579               1,758,432
  Allocation of shares of preferred stock of Nabisco
    Group Holdings Corp., at fair value (notes 1 and 4)                           --              34,275,056
  Interest expense                                                                --                 682,748
                                                                     ---------------         ---------------

           Total deductions                                              156,191,463             215,129,785
                                                                     ---------------         ---------------

NET INCREASE (DECREASE) PRIOR TO TRANSFERS
  TO OTHER PLANS                                                        (120,664,905)            107,321,047

NET TRANSFERS TO OTHER PLANS (note 1)                                     (2,158,327)           (895,918,298)
                                                                     ---------------         ---------------

NET DECREASE                                                            (122,823,232)           (788,597,251)

NET ASSETS AVAILABLE FOR BENEFITS:
  Beginning of year                                                    1,243,504,321           2,032,101,572
                                                                     ---------------         ---------------

  End of year                                                        $ 1,120,681,089         $ 1,243,504,321
                                                                     ===============         ===============


See notes to financial statements.

R. J. REYNOLDS CAPITAL INVESTMENT PLAN


NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 30, 2000 AND 1999


1.       DESCRIPTION OF PLAN

         The following description of the R. J. Reynolds Capital Investment Plan, referred to as the Plan, provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

         GENERAL - The Plan is a voluntary and automatic defined contribution plan for eligible employees of R.J. Reynolds Tobacco Holdings, Inc., referred to as RJR or the Company, and participating subsidiaries. All eligible employees become participants unless they elect not to participate. The RJR Employee Benefits Committee controls and manages the operation and administration of the Plan. Wachovia Bank, N.A., referred to as Wachovia, served as the trustee of the Plan through April 30, 2000. Effective May 1, 2000, the trustee of the Plan was changed to Citibank, N.A., referred to as Citibank. During 2000 and 1999, PricewaterhouseCoopers Unifi Network, formerly PricewaterhouseCoopers Kwasha HR Solutions, served as the recordkeeper for the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, referred to as ERISA.

         In April 2001, the Company registered with the Securities and Exchange Commission an additional five million shares of RJR common stock for issuance pursuant to the Plan and another plan sponsored by a subsidiary of the Company.

         In August 2000, RJR completed a $30.4 million equity financing with investors that resulted in RJR decreasing its ownership to approximately 43% in Targacept, Inc., a privately held biotechnology company. As a result of this equity financing, effective December 1, 2000, net assets of $2,158,327 were transferred from the Plan to the Targacept Retirement Savings Plan, a new plan sponsored by Targacept, Inc.

         Prior to June 14, 1999, the Plan was named the RJR Nabisco Capital Investment Plan and was sponsored by RJR Nabisco, Inc. During 1999, RJR Nabisco Holdings Corp., referred to as Holdings, was renamed Nabisco Group Holdings Corp., referred to as NGH. On May 18, 1999, RJR, the owner of 100% of R. J. Reynolds Tobacco Company, referred to as RJR Tobacco, transferred its approximately 80.5% interest in Nabisco Holdings Corp., referred to as Nabisco, to NGH through a merger transaction. On June 14, 1999, NGH distributed all of the outstanding shares of RJR common stock to NGH stockholders of record as of May 27, 1999.

         Due to the spin-off transaction, the Plan became sponsored by RJR, and its name was changed to the R. J. Reynolds Capital Investment Plan. In addition, the Nabisco Inc. Capital Investment Plan was adopted for Nabisco participants, which became effective June 14, 1999, and concurrently, net assets of $891,619,532 were transferred from the Plan to the Nabisco Inc. Capital Investment Plan.

         With the spin-off transaction, the Company registered with the Securities and Exchange Commission four million shares of RJR common stock for issuance pursuant to the Plan and another plan sponsored by a subsidiary of the Company. Each share of Nabisco common stock in the RJR Nabisco Common Stock Fund, which was offered to participants of the Plan as an investment option, was converted to one share of NGH common stock. Affected participants then received one share of RJR common stock for every three shares of NGH common stock.

         During 1999, the Plan was amended to accommodate the change in corporate structure. The RJR Common Stock Fund was established, which invests in common stock of RJR. Additionally, the Nabisco Common Stock Fund and the Nabisco Group Holdings Stock Fund, formerly named the RJR Nabisco Stock Fund, were "frozen." Participants could no longer make contributions of any type to these funds, but could transfer amounts in these funds to the other funds offered under the Plan. In accordance with action taken by the RJR Employee Benefits Committee and communicated to Plan participants, the frozen Nabisco and NGH stock funds were eliminated effective January 31, 2000. Assets still held in the frozen funds on that date were transferred to the Interest Income Fund in the Plan.

         An Asset Purchase Agreement, referred to as the Agreement and dated July 17, 1998, between ConAgra, Inc. and Nabisco, Inc., was entered into to provide, in part, for the sale of the tablespreads business. Based upon the terms of the Agreement, transferred employees who were participants of the Plan became fully vested and active participation in the Plan ceased as of the closing date. Additionally, the Plan was amended to provide for the direct trustee-to-trustee transfer of assets representing the full account balances of transferred employees. During 1999, net assets of $4,298,766 were transferred from the Plan to ConAgra, Inc. in accordance with the terms of the Agreement.

         INTEREST IN MASTER TRUST - The Plan's investments are in the R. J. Reynolds Defined Contribution Master Trust, which was named the Defined Contribution Master Trust prior to the spin-off transaction, referred to as the Master Trust, which was established for the investment of assets of the Plan and several other Company-sponsored plans. Each participating plan has an undivided interest in the Master Trust. The assets of the Master Trust were held by Wachovia during 1999 and prior to May 1, 2000. The assets of the Master Trust have been held by Citibank since May 1, 2000. Investment income and administrative expenses relating to the Master Trust are allocated to the individual plans based upon average monthly balances invested by each plan.

         CONTRIBUTIONS - Each year, participants may make basic contributions of up to 6% of pre-tax annual compensation, as defined in the Plan. In addition, participants may make supplemental contributions on a pre-tax basis of up to 16% of compensation, including the basic contribution, as well as on an after-tax basis of up to 16% of compensation. Contributions, whether made on a pre-tax or after-tax basis, may not, in the aggregate, exceed 16% of compensation. The Company contributes an amount equal to 50% of basic contributions. Contributions are subject to certain Internal Revenue Code limitations.

         On December 22, 1999, the Plan was amended to permit the Company to make a minimum employer contribution to the Plan each year. The amount of the minimum Company contribution for the 2000 Plan year is $25,000,000.

         EMPLOYEE STOCK OWNERSHIP PLAN - On April 10, 1991, the Employee Stock Ownership Plan, referred to as the ESOP, borrowed $250 million, referred to as the ESOP Loan, from Holdings to purchase 15,625,000 shares of RJR Nabisco Holdings Corp. Convertible Preferred Stock, referred to as the ESOP Preferred Stock, at the stated value of $16.00 per share. The market value of the ESOP Preferred Stock was the greater of the stated value of the ESOP Preferred Stock or the market value of Holdings' common stock, referred to as the ESOP market value. The ESOP Loan had a weighted average interest rate of 8.2% effective January 5, 1993 and matured on July 2, 2016. The ESOP Preferred Stock was convertible into 3,125,000 shares of Holdings' common stock, subject to adjustment in certain events, and bore cumulative dividends at a rate of 7.8125% of stated value per annum at least until April 10, 1999 and was payable semi-annually in arrears commencing January 2, 1992, when, and if, declared by the Board of Directors of Holdings. The ESOP Preferred Stock represented an unallocated investment of the Plan which was allocated to individual participants' accounts as the ESOP Loan was repaid. The unallocated ESOP Preferred Stock was collateral for the ESOP Loan. The ESOP Preferred Stock was redeemable at the option of Holdings, in whole or in part, at any time on or after April 10, 1999, at an initial optional redemption price of $16.25 per share.

         Effective June 10, 1999, the Plan was amended to provide that the ESOP portion of the Plan ceased to exist. In conjunction with this cessation, all shares of the ESOP Preferred Stock held under the ESOP were redeemed by Holdings. Participants received $16.25 per share in cash for the shares of ESOP Preferred Stock allocated to their accounts; these funds were then invested in the Interest Income Fund offered as an investment option of the Plan. The remaining funds were used to repay the ESOP Loan in full.

         PARTICIPANT ACCOUNTS - Each participant's account is credited with the participant's contributions and allocations of the Company's contributions and Plan earnings, and debited with the participant's withdrawals and an allocation of administrative expenses. Allocations are based on participant earnings or account balances, as defined. Forfeited balances of terminated participants' nonvested accounts are used to reduce future Company contributions. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

         VESTING - Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in Company contributions occurs upon the earlier of completion of 24 months of Plan participation, 60 months of service, as defined, with the Company or affiliated companies or upon the occurrence of certain events as defined in the Plan document.

         INVESTMENT OPTIONS - Upon enrollment in the Plan, a participant may direct his or her employee contributions in 1% increments in any of eight investment fund options before June 14, 1999, and seven investment fund options after June 14, 1999. As of June 16, 2000, three additional investment fund options were made available. As of December 8, 2000, a brokerage account option was made available as an additional investment option to participants. The brokerage account option is managed by Charles Schwab & Co. Inc. Participants may change or transfer their investments options at any time via telephone.

         LOANS TO PARTICIPANTS - Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum of the lesser of $50,000, or 50% of their vested account balance, reduced by the highest outstanding loan balance during the preceding 12 months. Loan transactions are treated as a transfer between the investment fund and the loan fund. Loan terms shall not be for more than 5 years or up to 10 years for the purchase of a primary residence. The loans are secured by the balance in the participant's account and bear interest at a rate commensurate with local prevailing rates as determined quarterly by the Plan administrator. Principal and interest are paid ratably through payroll deductions.

         PAYMENT OF BENEFITS - On termination of service, a participant will receive a lump-sum amount equal to the value of the participant's vested interest in his or her account, or for certain participants, annual installments over a period not to exceed the lesser of 15 years or the participant's life expectancy, if certain requirements set forth in the Plan are met.

         EXPENSES - Expenses relating to the purchase or sale of investments are included in the cost or deducted from the proceeds, respectively. Direct charges and expenses, including investment manager fees attributable to specific investment funds, may be charged against that investment fund. Other Plan expenses such as trustee, auditor, general plan recordkeeping and Internal Revenue Service user fees may be paid directly from the Master Trust. Other expenses continue to be paid by the Company.

2.       SUMMARY OF ACCOUNTING POLICIES

         BASIS OF ACCOUNTING - The accompanying financial statements of the Plan have been prepared in accordance with accounting principles generally accepted in the United States of America.

         USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates. The Master Trust utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statements of net assets available for benefits.

         INVESTMENT VALUATION AND INCOME RECOGNITION - The Plan's interest in the Master Trust, except for the guaranteed investment contracts, is valued at estimated fair value. If available, quoted market prices are used to value the underlying investments. In instances wherein quoted market prices are not available, the fair value of investments is estimated primarily by independent investment brokerage firms and insurance companies.

         The Plan has entered into various benefit-responsive investment contracts with insurance companies which maintain the contributions in a general account. The accounts are credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. The contracts are included in the financial statements at contract value, which approximates fair value, as reported to the Plan by the insurance companies. Contract value represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. There are no reserves against contract value for credit risk of the contract issuer or otherwise. The contract rates ranged from 5.42% to 8.10% and 4.92% to 8.10% at December 30, 2000 and 1999, respectively.
The crediting interest rate is based on a formula agreed upon with the issuer, but may not be less than certain percentages.

         Within the Master Trust, purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

         PAYMENT OF BENEFITS - Benefits are recorded when paid.

3.       MASTER TRUST

         Investments and investment income for the Master Trust were:

                                                                                      DECEMBER 30,
                                                                         ------------------------------------
                                                                              2000                  1999
Investments:
  At fair value:
    Wachovia Bank, N.A. Diversified Short-Term
      Investment Fund                                                    $           --        $   58,527,157
    C. E. B. T. Liquid Reserve Fund                                           8,967,932                    --
    Nabisco Group Holdings Corp. Common Stock                                        --             2,482,527
    Nabisco Holdings Corp. Class A Common Stock                                      --            13,093,331
    R.J. Reynolds Tobacco Holdings, Inc. Common Stock                        40,432,275            19,676,293
    Mutual funds                                                            652,053,521           689,979,659
    Corporate bonds                                                                  --            98,139,938
    Loans to participants                                                    17,481,901            17,054,117
                                                                         --------------        --------------
                                                                            718,935,629           898,953,022
  Guaranteed investment contracts, at contract value                        401,451,892           330,984,433
                                                                         --------------        --------------

Total investments                                                        $1,120,387,521        $1,229,937,455
                                                                         ==============        ==============


                                                                                YEAR ENDED DECEMBER 30,
                                                                         ------------------------------------
                                                                              2000                  1999
Investment income:
  Net appreciation (depreciation) in fair value of investments:
    Nabisco Group Holdings Corp. Common Stock                            $   (2,831,076)       $   40,055,886
    Nabisco Holdings Corp. Class A Common Stock                                (137,460)             (445,950)
    R.J. Reynolds Tobacco Holdings, Inc. Common Stock                        30,660,988           (59,151,447)
    Nabisco Group Holdings Corp. Convertible Preferred
      Stock                                                                          --             3,102,192
    Mutual funds                                                            (93,334,263)          149,176,730
    Corporate bonds                                                                  --             6,246,153
                                                                         --------------        --------------
                                                                            (65,641,811)          138,983,564
  Interest and dividends                                                     53,746,064            54,009,079
                                                                         --------------        --------------

Total investment income (loss)                                           $  (11,895,747)       $  192,992,643
                                                                         ==============        ==============

         The Plan's interest in the net assets of the Master Trust was 100% at December 30, 2000 and 1999.

4.       EMPLOYEE STOCK OWNERSHIP PLAN

         Information about the net assets and the significant components of the changes in net assets relating to the nonparticipant-directed ESOP investments of the Plan were:

                                                                               YEAR ENDED DECEMBER 30, 1999
                                                               --------------------------------------------------------
                                                                 ALLOCATED            UNALLOCATED              TOTAL
         Changes in net assets:
           Additions:
             Investment income                                 $   9,630,718         $         --         $   9,630,718
             Participants' contributions                                  --           32,953,961            32,953,961
             Allocation of shares of preferred stock of
               Nabisco Group Holdings Corp.                       34,275,056                   --            34,275,056
                                                               -------------         ------------         -------------
                    Total additions                               43,905,774           32,953,961            76,859,735
                                                               -------------         ------------         -------------
           Deductions:
             Benefits paid to participants                         5,846,396                   --             5,846,396
             Allocation of shares of preferred stock of
               Nabisco Group Holdings Corp.                               --           34,275,056            34,275,056
             Redemption of shares of preferred stock of
               Nabisco Group Holdings Corp.                      201,707,448                   --           201,707,448
             Interest expense                                             --              682,748               682,748
                                                               -------------         ------------         -------------
                    Total deductions                             207,553,844           34,957,804           242,511,648
                                                               -------------         ------------         -------------
         Interfund transfers, net                                (13,295,474)          13,295,474                    --
                                                               -------------         ------------         -------------
         Net increase (decrease) prior to transfers to
           other plans                                          (176,943,544)          11,291,631          (165,651,913)
         Net transfer to other plans                                (659,654)                  --              (659,654)
                                                               -------------         ------------         -------------
         Net increase (decrease)                                (177,603,198)          11,291,631          (166,311,567)
         Net assets (deficit) available for benefits:
           Beginning of year                                     177,603,198          (11,291,631)          166,311,567
                                                               -------------         ------------         -------------

           End of year                                         $          --         $         --         $          --
                                                               =============         ============         =============


5.       RELATED PARTY TRANSACTIONS

         Certain Plan investments are shares of funds managed by Citibank, the trustee of the Plan effective May 1, 2000, and Wachovia, the trustee of the Plan prior to May 1, 2000; therefore, these transactions qualify as party-in-interest.

6.       PLAN TERMINATION

         Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of the Plan's termination, participants would become 100% vested in their employer contributions.

7.       INCOME TAX STATUS

         The Plan obtained its latest determination letter dated February 20, 1996, in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The Plan has been amended and restated since receiving this determination letter. The Company believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code, and the Plan and related trust continue to be tax-exempt. Therefore, no provision for income taxes has been included in the Plan's financial statements.


                                   **********